CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015	595,386	$10.00	$5,953,860.00	$812.11

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-9 of product supplement FX-STEP UP-3.

The estimated initial value of the notes at the time the terms of the notes were set is less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-11 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$5,953,860.00
Underwriting discount	$0.175	$104,192.55
Proceeds, before expenses, to BAC	$9.825	$5,849,667.45

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

January 4, 2013

595,386 Units

$10 principal amount per unit

CUSIP No. 06053D864

Pricing Date January 4, 2013

Settlement Date January 10, 2013

Maturity Date January 9, 2015

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure

Maturity of approximately two years

Linked to the Indian Rupee/U.S. Dollar Exchange Rate (the “Exchange Rate Measure”), which measures the value of an investment in the Indian Rupee relative to the U.S. dollar

If the Indian Rupee strengthens relative to the U.S. dollar, the Exchange Rate Measure increases, and if the Indian Rupee weakens relative to the U.S. dollar, the Exchange Rate Measure decreases

If the Exchange Rate Measure is flat or increases up to the Step Up Value, a return of 19.50%

If the Exchange Rate Measure increases above the Step Up Value, a return equal to the percentage increase in the Exchange Rate Measure

If the Exchange Rate Measure decreases, payment at maturity will be 1-to-1 downside exposure to decreases in the Exchange Rate Measure, with up to 10% of your principal at risk

All payments occur at maturity and are subject to the credit risk of Bank of America Corporation

No periodic interest payments

Limited secondary market liquidity, with no exchange listing

Bank of America Market Downside Protection

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Summary

The Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes are linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure (the “Exchange Rate Measure”), which measures the value of an investment in the Indian Rupee relative to the U.S. dollar. If the Indian Rupee strengthens relative to the U.S. dollar, the Exchange Rate Measure increases, and if the Indian Rupee weakens relative to the U.S. dollar, the Exchange Rate Measure decreases.

The notes provide you with a Step Up Payment if the Ending Value (as determined below) of the Exchange Rate Measure is equal to or greater than the Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Exchange Rate Measure above the Starting Value. If the Ending Value is less than the Starting Value, you may lose up to 10% of the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Exchange Rate Measure. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Exchange Rate Measure. The economic terms of the notes (including the Step Up Payment) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes is greater than the estimated initial value of the notes determined immediately at the time the terms of the notes were set. This estimated initial value is $9.70 per unit. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-11.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Exchange Rate Measure:	The Indian Rupee/U.S. Dollar Exchange Rate Measure, which measures the value of an investment in the Indian Rupee relative to the U.S. dollar, based upon the Exchange Rate.
Exchange Rate:	The number of Indian Rupees for which one U.S. dollar can be exchanged.
Initial Exchange Rate:	54.8458
Final Exchange Rate:	The Final Exchange Rate will be the Exchange Rate on the calculation day, as described on page TS-7
Starting Value:	100.00
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the Final Exchange Rate, as described on page TS-7. The calculation day is subject to postponement in the event of a Non-Publication Event, as described on page TS-7.

Base Value:	$10.00 per unit
Step Up Value:	119.50 (119.50% of the Starting Value).
Step Up Payment:	$1.95 per unit (representing a return of 19.50% over the Original Offering Price).
Calculation Day:	January 2, 2015
Minimum Redemption Amount:	$9.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-11.
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Currency-Linked Step Up Notes	TS-2

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement FX-STEP UP-3 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146679/d327908d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement FX-STEP UP-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Exchange Rate Measure will increase from the Starting Value to the Ending Value. In other words, you anticipate that the Indian Rupee will strengthen relative to the U.S. dollar from the pricing date to the calculation day.

▪	You are willing to risk a partial loss of principal and return if the Exchange Rate Measure decreases from the Starting Value to the Ending Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪

You believe that the Exchange Rate Measure will decrease from the Starting Value to the Ending Value. In other words, you anticipate that the Indian Rupee will weaken relative to the U.S. dollar from the pricing date to the calculation day.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a guaranteed return beyond the Minimum Redemption Amount.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Currency-Linked Step Up Notes	TS-3

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Hypothetical Payout Profile and Examples of Payments at Maturity

This graph reflects the returns on the notes, based on the Step Up Payment of $1.95, the Step Up Value of 119.50 (119.50% of the Starting Value), and the Minimum Redemption Amount of $9.00 per unit. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Minimum Redemption Amount of $9.00, the Step Up Value of 119.50, the Step Up Payment of $1.95 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$9.00		-10.00%
60.00		-40.00%	$9.00		-10.00%
70.00		-30.00%	$9.00		-10.00%
80.00		-20.00%	$9.00		-10.00%
85.00		-15.00%	$9.00		-10.00%
90.00		-10.00%	$9.00	(1)	-10.00%
95.00		-5.00%	$9.50		-5.00%
97.00		-3.00%	$9.70		-3.00%
99.00		-1.00%	$9.90		-1.00%
100.00	(2)	0.00%	$11.95	(3)	19.50%
102.00		2.00%	$11.95		19.50%
105.00		5.00%	$11.95		19.50%
110.00		10.00%	$11.95		19.50%
113.00		13.00%	$11.95		19.50%
115.00		15.00%	$11.95		19.50%
119.50	(4)	19.50%	$11.95		19.50%
125.00		25.00%	$12.50		25.00%
130.00		30.00%	$13.00		30.00%
150.00		50.00%	$15.00		50.00%
175.00		75.00%	$17.50		75.00%

(1)	The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

(2)	This is the Starting Value.

(3)	This amount represents the sum of the Original Offering Price and the Step Up Payment of $1.95.

(4)	This is the Step Up Value.

Currency-Linked Step Up Notes	TS-4

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Redemption Amount Calculation Examples

Example 1

The Ending Value is equal to 50.00, or 50% of the Starting Value:

Starting Value:	100.00
Ending Value:	50.00

Redemption Amount (per unit) = the greater of (a) $10 +	[	$10 ×	(50.00 – 100.00)	]	= $5.00 and (b) $9.00
100.00

Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2

The Ending Value is equal to 97.00, or 97.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	97.00

Redemption Amount (per unit) = the greater of (a) $10 +	[	$10 ×	(97.00 – 100.00)	]	= $9.70 and (b) $9.00
100.00

Redemption Amount (per unit) = $9.70

Example 3

The Ending Value is equal to 102.00, or 102.00% of the Starting Value:

Starting Value:	100.00
Step Up Value:	119.50
Ending Value:	102.00

$10.00 + $1.95 = $11.95 Redemption Amount per unit, the Original Offering Price plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 4

The Ending Value is equal to 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Step Up Value:	119.50
Ending Value:	130.00

Redemption Amount (per unit) = $10 +	[	$10 ×	(130.00 – 100.00)	]	= $13.00
100.00

In this case, because the Ending Value is greater than the Step Up Value, the Redemption Amount (per unit) will be equal to $13.00.

Currency-Linked Step Up Notes	TS-5

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement FX- STEP UP-3, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪

Depending on the performance of the Exchange Rate Measure as measured shortly before the maturity date, you may not earn a return on your investment and you may lose up to 10% of your principal amount.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, may be less than a comparable investment directly in the Indian Rupee.

▪

The public offering price you pay for the notes exceeds their estimated initial value. The estimated initial value of the notes is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes were set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the value of the Exchange Rate Measure, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-11. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in the U.S. dollar and the Indian Rupee) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the Exchange Rate Measure, which is affected by many complex factors outside of our control.

▪	The Exchange Rate could be affected by the actions of the governments of India and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current Exchange Rate.

▪	Suspensions or disruptions of market trading in the Indian Rupee and the U.S. dollar may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in Indian Rupees.

▪

You should consider the tax consequences of investing in the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-24 of product supplement FX-STEP UP-3.

Currency-Linked Step Up Notes	TS-6

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

The Exchange Rate Measure

The notes are designed to allow investors to participate in the movement of the Exchange Rate Measure. If the Exchange Rate Measure increases from its Starting Value to its Ending Value (that is, the Indian Rupee strengthens relative to the U.S. dollar), the notes provide a positive return at maturity.

The Exchange Rate Measure is designed to track the value of an investment in the Indian Rupee relative to the U.S. dollar, based upon the Exchange Rate. The Initial Exchange Rate was, and the Final Exchange Rate will be, the number of Indian Rupees for which one U.S. dollar can be exchanged. Accordingly, an increase in the Exchange Rate means that the Indian Rupee has weakened relative to the U.S. dollar (and the Exchange Rate Measure will decrease); a decrease in the Exchange Rate means that the Indian Rupee has strengthened relative to the U.S. dollar (and the Exchange Rate Measure will increase).

The Starting Value of the Exchange Rate Measure was set to 100 on the pricing date.

The Ending Value will equal:

100 +	[	100 ×	(	Initial Exchange Rate – Final Exchange Rate	)	]
Final Exchange Rate

The Initial Exchange Rate was, and the Final Exchange Rate will be, the Exchange Rate as reported by Reuters Group PLC (“Reuters”) on page RBIB, or any substitute page thereto, under USD, at approximately 12:30 p.m. in Mumbai, India, on the pricing date or calculation day, as applicable, subject to postponement as described below.

If the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the Exchange Rate is not quoted on the page indicated above on the scheduled calculation day (each, a “Non-Publication Event”), then the calculation agent will determine the Final Exchange Rate on the next applicable business day on which the Exchange Rate is so quoted. However, in no event will the determination of the Final Exchange Rate be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day prior to the maturity date.

If, following a Non-Publication Event and postponement as described above, the Exchange Rate remains not quoted on the final determination date, the Final Exchange Rate will nevertheless be determined on that day. The calculation agent, in its sole discretion, will determine the Final Exchange Rate on the final determination date in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the Exchange Rate and any other information that it deems relevant.

Currency-Linked Step Up Notes	TS-7

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Hypothetical Calculations of the Ending Value

Set forth below are two examples of hypothetical Ending Value calculations (rounded to two decimal places), based on the Initial Exchange Rate of 54.8458 and assuming hypothetical Final Exchange Rates as follows.

Example 1:

Initial Exchange Rate:	54.8458
Hypothetical Final Exchange Rate:	109.6916

In this case, the Indian Rupee has weakened relative to the U.S. dollar.

The hypothetical Ending Value would be 50.00, determined as follows:

Ending Value = 100 +	[	100 ×	(54.8458 – 109.6916)	]	= 50.00
109.6916

Example 2:

Initial Exchange Rate:	54.8458
Hypothetical Final Exchange Rate:	49.3612

In this case, the Indian Rupee has strengthened relative to the U.S. dollar.

The hypothetical Ending Value would be 111.11, determined as follows:

Ending Value = 100 +	[	100 ×	(54.8458 – 49.3612)	]	= 111.11
49.3612

Currency-Linked Step Up Notes	TS-8

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Historical Data on the Exchange Rates

The following table shows the high and low daily Exchange Rates from the first quarter of 2007 through the pricing date. We obtained this historical data from Bloomberg, L.P. As described above, the Exchange Rate is expressed as the number of Indian Rupees for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest the Indian Rupee was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest the Indian Rupee was relative to the U.S. dollar for the given quarter. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

The Initial Exchange Rate was 54.8458 Indian Rupees per U.S. dollar.

	High	Low
2007
First Quarter	44.6575	43.0350
Second Quarter	43.1450	40.4900
Third Quarter	41.3162	39.7035
Fourth Quarter	39.9000	39.2775

2008
First Quarter	40.7300	39.2650
Second Quarter	43.0400	39.7650
Third Quarter	46.9550	42.0637
Fourth Quarter	50.2900	46.6100

2009
First Quarter	51.9700	48.2550
Second Quarter	50.5200	46.9475
Third Quarter	49.0825	47.5175
Fourth Quarter	47.7550	46.0912

2010
First Quarter	46.8112	44.9175
Second Quarter	47.6963	44.2938
Third Quarter	47.3638	44.9450
Fourth Quarter	45.9350	44.1050

2011
First Quarter	45.9050	44.5850
Second Quarter	45.3325	44.0769
Third Quarter	49.5750	44.0756
Fourth Quarter	53.7150	48.6950

2012
First Quarter	53.3075	48.6950
Second Quarter	57.1550	50.7150
Third Quarter	56.1600	52.8600
Fourth Quarter	55.0750	51.7450

2013
First Quarter (through the pricing date)	55.0750	54.3600

Currency-Linked Step Up Notes	TS-9

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

The following graph shows the monthly historical values of the Exchange Rate Measure from January 1, 2007 through December 31, 2012, based upon historical Exchange Rates as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2006 and the value of the Exchange Rate Measure as of the end of each month is based upon the Ending Value as of the end of that month, calculated as described in the section “The Exchange Rate Measure” above. We obtained this historical data on the Exchange Rate from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

This historical data on the Exchange Rate Measure is not necessarily indicative of the future performance of the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth above is not an indication that the value of the Exchange Rate Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Exchange Rate Measure.

Currency-Linked Step Up Notes	TS-10

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes. For a short initial period after the issuance of the notes, at MLPF&S’s discretion, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to their estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds their estimated initial value.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Exchange Rate Measure. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.05 to $0.10 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically result in the estimated initial value of the notes at the time the terms of the notes were set being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Exchange Rate Measure and the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Exchange Rate Measure, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by the hedge providers.

The lower implied borrowing rate, the underwriting discount and the hedging -related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes were set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-17 of product supplement FX-STEP UP-3.

Currency-Linked Step Up Notes	TS-11

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

•

Under this characterization and tax treatment of the notes, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule” with respect to a note without regard to cash, if any, received on the notes.

•

The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 1.0162% per annum (compounded semi-annually) that we established for the notes. The table reflects the expected issuance of the notes on January 10, 2013 and the scheduled maturity date of January 9, 2015. This tax accrual table is based upon a projected payment schedule per $10.0000 principal amount of the notes, which would consist of a single payment of $10.2042 at maturity. This information is provided solely for tax purposes, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Unit	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Unit
January 10, 2013 to December 31, 2013	0.0991	0.0991
January 1, 2014 to December 31, 2014	0.1029	0.2020
January 1, 2015 to January 9, 2015	0.0022	0.2042

Projected Redemption Amount = $10.2042 per unit of the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-24 of product supplement FX-STEP UP-3.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Currency-Linked Step Up Notes	TS-12

Currency-Linked Step Up Notes Linked to the Indian Rupee/U.S. Dollar Exchange Rate Measure, due January 9, 2015

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Currency-Linked Step Up Notes	TS-13